======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person*

     Grupo Sanborns, S.A. de C.V. ("Grupo Sanborns")
     -----------------------------------------------
     (Last)             (First)             (Middle)

     Avenida San Fernando 649
     -----------------------------------------------
                       (Street)

     Colonia Pena Probre, Tlalpan
     14060 Mexico, D. F. Mexico
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     9/7/99
     -----------------------------

=================================================================

3.   IRS Identification
     Number of Reporting Person
     (Voluntary)


     -----------------------------

=================================================================

4.   Issuer Name and Ticker or Trading Symbol

     CompUSA, Inc. (CPU)
     ------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check applicable line)

           Form filed by One Reporting Person
     -----

       X   Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)           (Instr.5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, no par value     12,930,000 (see Rider)           D





----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).



                                                           (Over)

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.




---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date


**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person*

     Grupo Carso, S.A. de C.V. ("Carso")
     -----------------------------------------------
     (Last)             (First)             (Middle)

     Insurgentes Sur. No. 3500
     -----------------------------------------------
                       (Street)

     Colonia Pena Pobre, Tlalpan
     14060 Mexico, D. F. Mexico
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     9/7/99
     -----------------------------

=================================================================

3.   IRS Identification
     Number of Reporting Person
     (Voluntary)


     -----------------------------

=================================================================

4.   Issuer Name and Ticker or Trading Symbol

     CompUSA, Inc. (CPU)
     ------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check applicable line)

           Form filed by One Reporting Person
     -----

       X   Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)        (Instr. 5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, no par value     12,930,000 (see Rider)      I (see Rider)     By Grupo Sanborns(see Rider)









----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).



                                                           (Over)

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.




---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date


**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person*

     Carlos Slim Helu
     -----------------------------------------------
     (Last)             (First)             (Middle)

     Paseo de Las Palmas # 736
     -----------------------------------------------
                       (Street)

     Colonia Lomas de Chapultepec
     11000 Mexico, D. F. Mexico
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     9/7/99
     -----------------------------

=================================================================

3.   IRS Identification
     Number of Reporting Person
     (Voluntary)


     -----------------------------

=================================================================

4.   Issuer Name and Ticker or Trading Symbol

     CompUSA, Inc. (CPU)
     ------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check applicable line)

           Form filed by One Reporting Person
     -----

       X   Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)        (Instr. 5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, no par value     12,930,000 (see Rider)     I (see Rider)      By Grupo Sanborns(see Rider)









----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).



                                                           (Over)

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.




---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date


**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person*

     Carlos Slim Domit
     -----------------------------------------------
     (Last)             (First)             (Middle)

     Paseo de Las Palmas # 736
     -----------------------------------------------
                       (Street)

     Colonia Lomas de Chapultepec
     11000 Mexico, D. F. Mexico
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     9/7/99
     -----------------------------

=================================================================

3.   IRS Identification
     Number of Reporting Person
     (Voluntary)


     -----------------------------

=================================================================

4.   Issuer Name and Ticker or Trading Symbol

     CompUSA, Inc. (CPU)
     ------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check applicable line)

           Form filed by One Reporting Person
     -----

       X   Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)        (Instr. 5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, no par value     12,930,000 (see Rider)       I (see Rider)    By Grupo Sanborns (see Rider)









----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).



                                                           (Over)

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.




---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date


**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person*

     Marco Antonio Slim Domit
     -----------------------------------------------
     (Last)             (First)             (Middle)

     Paseo de Las Palmas # 736
     -----------------------------------------------
                       (Street)

     Colonia Lomas de Chapultepec
     11000 Mexico, D. F. Mexico
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     9/7/99
     -----------------------------

=================================================================

3.   IRS Identification
     Number of Reporting Person
     (Voluntary)


     -----------------------------

=================================================================

4.   Issuer Name and Ticker or Trading Symbol

     CompUSA, Inc. (CPU)
     ------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check applicable line)

           Form filed by One Reporting Person
     -----

       X   Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)        (Instr. 5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, no par value     12,930,000 (see Rider)       I (see Rider)    By Grupo Sanborns (see Rider)









----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).



                                                           (Over)

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.




---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date


**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person*

     Patrick Slim Domit
     -----------------------------------------------
     (Last)             (First)             (Middle)

     Paseo de Las Palmas # 736
     -----------------------------------------------
                       (Street)

     Colonia Lomas de Chapultepec
     11000 Mexico, D. F. Mexico
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     9/7/99
     -----------------------------

=================================================================

3.   IRS Identification
     Number of Reporting Person
     (Voluntary)


     -----------------------------

=================================================================

4.   Issuer Name and Ticker or Trading Symbol

     CompUSA, Inc. (CPU)
     ------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check applicable line)

           Form filed by One Reporting Person
     -----

       X   Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)        (Instr.5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, no par value     12,930,000 (see Rider)       I (see Rider)    By Grupo Sanborns (see Rider)









----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).



                                                           (Over)

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.




---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date


**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person*

     Maria Soumaya Slim Domit
     -----------------------------------------------
     (Last)             (First)             (Middle)

     Paseo de Las Palmas # 736
     -----------------------------------------------
                       (Street)

     Colonia Lomas de Chapultepec
     11000 Mexico, D. F. Mexico
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     9/7/99
     -----------------------------

=================================================================

3.   IRS Identification
     Number of Reporting Person
     (Voluntary)


     -----------------------------

=================================================================

4.   Issuer Name and Ticker or Trading Symbol

     CompUSA, Inc. (CPU)
     ------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check applicable line)

           Form filed by One Reporting Person
     -----

       X   Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)        (Instr. 5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, no par value     12,930,000 (see Rider)       I (see Rider)    By Grupo Sanborns (see Rider)









----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).



                                                           (Over)

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.




---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date


**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person*

     Vanessa Paola Slim Domit
     -----------------------------------------------
     (Last)             (First)             (Middle)

     Paseo de Las Palmas # 736
     -----------------------------------------------
                       (Street)

     Colonia Lomas de Chapultepec
     11000 Mexico, D. F. Mexico
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     9/7/99
     -----------------------------

=================================================================

3.   IRS Identification
     Number of Reporting Person
     (Voluntary)


     -----------------------------

=================================================================

4.   Issuer Name and Ticker or Trading Symbol

     CompUSA, Inc. (CPU)
     ------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check applicable line)

           Form filed by One Reporting Person
     -----

       X   Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)        (Instr. 5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, no par value     12,930,000 (see Rider)       I (see Rider)    By Grupo Sanborns (see Rider)









----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).



                                                           (Over)

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.




---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date


**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person*

     Johanna Monique Slim Domit
     -----------------------------------------------
     (Last)             (First)             (Middle)

     Paseo de Las Palmas # 736
     -----------------------------------------------
                       (Street)

     Colonia Lomas de Chapultepec
     11000 Mexico, D. F. Mexico
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     9/7/99
     -----------------------------

=================================================================

3.   IRS Identification
     Number of Reporting Person
     (Voluntary)


     -----------------------------


=================================================================

4.   Issuer Name and Ticker or Trading Symbol

     CompUSA, Inc. (CPU)
     ------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check applicable line)

           Form filed by One Reporting Person
     -----

       X   Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)        (Instr. 5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, no par value     12,930,000 (see Rider)       I (see Rider)    By Grupo Sanborns (see Rider)









----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).



                                                           (Over)

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.




---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date


**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                 RIDER TO FORM 3

Name and Address of Reporting Persons:

Grupo Sanborns, S.A. de C.V. ("Grupo Sanborns")
Avenida San Fernando 649
Colonia Pena Pobre, Tlalpan
14060 Mexico, D.F. Mexico

Grupo Carso, S.A. de C.V. ("Grupo Carso")
Insurgentes Sur No. 3500
Colonia Pena Pobre, Tlalpan
14060 Mexico, D.F. Mexico

Mr. Carlos Slim Helu
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Carlos Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Marco Antonio Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Patrick Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Maria Soumaya Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Vanessa Paola Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Johanna Monique Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico


Date of Event Requiring Statement:
----------------------------------

September 7, 1999


Issuer Name and Ticker or Trading Symbol:
-----------------------------------------

CompUSA, Inc. (CPU) (the "Company")

Explanation of Responses:
-------------------------

     Grupo Sanborns, a Mexican corporation, directly owns, as of September 10, 1999, 12,930,000 shares of Common Stock, no par value ("Common Stock"). Carso, a Mexican corporation, may be deemed to control Grupo Sanborns through its ownership of a majority of the outstanding voting equity securities of Grupo Sanborns. By virtue of this relationship, Carso may be deemed to have indirect beneficial ownership of the 12,930,000 shares of Common Stock owned by Grupo Sanborns.

     Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"), each a Mexican citizen, directly and through their ownership of a majority of the voting and economic interests in a trust and a corporation, own a majority of the outstanding voting equity securities of Carso. By virtue of this relationship, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 12,930,000 shares of Common Stock beneficially owned directly by Grupo Sanborns and beneficially owned indirectly by Carso.

                                    SIGNATURE

      --------------------------
      Carlos Slim Helu

                                                    By: /s/ EDUARDO VALDES
      ---------------------------                      -------------------
      Carlos Slim Domit                                 Eduardo Valdes
                                                        Attorney-in-Fact
      ---------------------------                       September 17, 1999
      Marco Antonio Slim Domit

      --------------------------
      Patrick Slim Domit

      --------------------------
      Maria Soumaya Slim Domit

      --------------------------
      Vanessa Paola Slim Domit

      --------------------------
      Johanna Monique Slim Domit

      GRUPO CARSO, S.A. DE C.V.

      --------------------------
      By: Alejandro Escoto
      Title: Chief Financial Officer
      GRUPO SANBORNS, S.A. DE C.V.

      --------------------------
      By: Alejandro Escoto
      Title: Authorized Legal Representative

Attachment A

                                POWER OF ATTORNEY



     I, a beneficial holder of shares of common stock, no par value per share (the "Securities"), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.






September 17, 1999                          /s/ CARLOS SLIM HELU
                                            --------------------
                                            Carlos Slim Helu

                                POWER OF ATTORNEY



     I, a beneficial holder of shares of common stock, no par value per share (the "Securities"), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.






 September 17, 1999                         /s/ CARLOS SLIM DOMIT
                                            ---------------------
                                            Carlos Slim Domit

                                POWER OF ATTORNEY



     I, a beneficial holder of shares of common stock, no par value per share (the "Securities"), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.






 September 17, 1999                         /s/ MARCO ANTONIO SLIM DOMIT
                                            ----------------------------
                                            Marco Antonio Slim Domit

                                POWER OF ATTORNEY



     I, a beneficial holder of shares of common stock, no par value per share (the "Securities"), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.






 September 17, 1999                         /s/ PATRICK SLIM DOMIT
                                            ----------------------
                                            Patrick Slim Domit

                                POWER OF ATTORNEY



     I, a beneficial holder of shares of common stock, no par value per share (the "Securities"), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.






 September 17, 1999                         /s/ MARIA SOUMAYA SLIM DOMIT
                                            ----------------------------
                                            Maria Soumaya Slim Domit

                                POWER OF ATTORNEY



     I, a beneficial holder of shares of common stock, no par value per share (the "Securities"), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.






 September 17, 1999                         /s/ VANESSA PAOLA SLIM DOMIT
                                            ----------------------------
                                            Vanessa Paola Slim Domit

                                POWER OF ATTORNEY



     I, a beneficial holder of shares of common stock, no par value per share (the "Securities"), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.






 September 17, 1999                         /s/ JOHANNA MONIQUE SLIM DOMIT
                                            ------------------------------
                                            Johanna Monique Slim Domit

Attachment B

                                POWER OF ATTORNEY



     I, a beneficial holder of shares of common stock, no par value per share (the "Securities"), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.


                                            GRUPO CARSO, S.A. DE C.V.


 September 17, 1999                         /s/ Alejandro Escoto
                                            ---------------------
                                            Alejandro Escoto
                                            Chief Financial Officer

Attachment C

                                POWER OF ATTORNEY


     I, a beneficial holder of shares of common stock, no par value per share (the "Securities"), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.



                                            GRUPO SANBORNS, S.A. DE C.V.


 September 17, 1999                         /s/ Alejandro Escoto
                                            ---------------------
                                            Alejandro Escoto
                                            Authorized Legal Representative